Exhibit 99.1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Mirati Therapeutics, Inc. and further agree to the filing of this agreement as an exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: January 16, 2014	TANG CAPITAL PARTNERS, LP

	By:	Tang Capital Management, LLC
	Its:	General Partner

	By:	/s/ Kevin C. Tang
		Name:	Kevin C. Tang
		Title:	Manager

TANG CAPITAL MANAGEMENT, LLC

	By:	/s/ Kevin C. Tang
		Name:	Kevin C. Tang
		Title:	Manager

/s/ Kevin C. Tang
	Name:	Kevin C. Tang